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                                                                    Exhibit 99.1

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE:                          FOR MORE INFORMATION,
DECEMBER 31, 2003                               CONTACT: ROBERT L. SCHUMACHER
                                                        AT (276) 326-9000


        FIRST COMMUNITY BANCSHARES, INC. (FCBC) ANNOUNCES EXPANSION INTO
         TENNESSEE; TRANSACTION EXPECTED TO BE IMMEDIATELY ACCRETIVE TO
                                    EARNINGS

        BLUEFIELD, VIRGINIA - First Community Bancshares, Inc. (the "Company") (Nasdaq: FCBC; www.fcbinc.com) announced today the signing of a definitive merger agreement pursuant to which the Company will acquire PCB Bancorp, Inc., a Tennessee-chartered bank holding company ("PCB Bancorp"). This acquisition, which is expected to be immediately accretive to earnings, will expand First Community Bank's commercial banking operations into East Tennessee, the Company's first entry into the Tennessee market. PCB Bancorp has five full service branch offices located in Johnson City, Kingsport and surrounding areas in Washington and Sullivan Counties in East Tennessee. PCB Bancorp, which is headquartered in Johnson City, Tennessee, had total assets of $172 million, total deposits of $150 million and total stockholders' equity of $13.8 million as of September 30, 2003.

        Under the terms of the merger agreement, shares of PCB Bancorp common stock will be purchased for $40.00 per share in cash. The total deal value, including the cash-out of outstanding stock options, is approximately $36 million. Concurrent with the PCB Bancorp merger, Peoples Community Bank, the wholly-owned subsidiary of PCB Bancorp, will be merged into First Community Bank, N.A., a wholly-owned subsidiary of First Community Bancshares, Inc. The merger is expected to close during the first quarter of 2004, pending the receipt of all requisite regulatory approvals and the approval of PCB Bancorp's shareholders.

        John M. Mendez, President and Chief Executive Officer of First Community Bancshares, Inc. noted that "PCB Bancorp represents a natural extension of the Company's community banking network. The people and the banking philosophy of People's Community Bank are closely aligned with that of First Community Bank and create a natural fit within our company. We are very excited about this merger and partnership and we believe that the synergies of our two companies will create a dynamic banking organization within Washington and Sullivan counties and in the East Tennessee market."

        Phillip R. Carriger, Chairman and Chief Executive Officer of PCB Bancorp, will remain in charge of the region as President-East Tennessee Region for First Community Bank, N.A. Mr. Carriger expressed his enthusiasm for the upcoming merger noting that "In its present markets, First Community Bank has a community banking philosophy and strong personal service orientation similar to ours. First Community will be an excellent vehicle for the continued growth of our community banking focus in East Tennessee."

        First Community expects that the transaction will produce first year accretion of $.04 to $.06 per common share to the shareholders of First Community Bancshares in the first full year of operations following the merger. In commenting on First Community's most recent


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acquisition, The CommonWealth Bank in Richmond, Virginia, which closed in June
2003, Mr. Mendez indicated that "the transaction was projected to produce dilution of $.03 to $.05 per share; however, operations in the first seven months indicate first year accretion in that transaction of approximately $.01 per share."

        First Community Bancshares did not utilize an investment banking firm in the transaction and was represented by Patton Boggs LLP. PCB Bancorp's investment banker was Professional Bank Services, Inc. and its legal counsel was Bass, Berry and Sims, PLC.

        First Community Bancshares, Inc. is a $1.7 billion bank holding company with headquarters in Bluefield, Virginia and the parent company of First Community Bank, also headquartered in Bluefield, Virginia. First Community Bank operates through 47 full-service offices in the three-state region of Virginia, West Virginia and North Carolina. With the addition of PCB Bancorp, Inc. the Company will add its fourth state and expand its branch network to a total of 52 full service offices. First Community Bank is also the parent company of United First Mortgage, Inc., which operates 10 retail mortgage offices throughout Virginia. The Company's common stock is traded on the Nasdaq National Market under the symbol "FCBC."

                                   DISCLAIMER

        This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: securing all necessary governmental and other approvals, the satisfaction of all conditions to the merger, changes in business or other market conditions, and the success of the business combination as planned by the parties. These and other factors could adversely affect the outcome and financial effects of the plans and events described herein.

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